Exhibit 99.1

IO Biotech Announces Clinical Improvement in Progression Free Survival Demonstrated in Pivotal Phase 3 Trial of Cylembio® plus KEYTRUDA® (Pembrolizumab) for the Treatment of First-line Advanced Melanoma, but Statistical Significance Narrowly Missed

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Patients treated with Cylembio (imsapepimut and etimupepimut, adjuvanted) plus pembrolizumab achieved improvement in progression free survival (PFS) compared to patients treated with pembrolizumab monotherapy, HR=0.77 (CI 0.58-1.00), (p=0.056), with median PFS (mPFS) of 19.4 months vs. 11.0 months, respectively; the results on the primary endpoint narrowly missed the study’s statistical significance threshold of p≤0.045

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In patients enrolled in this study without prior neo-adjuvant/adjuvant anti-PD-1 treatment (n=371), patients treated with Cylembio plus pembrolizumab achieved improvement in PFS, HR: 0.74 (CI 0.56-0.98) (nominal p=0.037), with mPFS of 24.8 months vs. 11.0 months for the control arm

•	Improvement in PFS was achieved across virtually all subgroups, including those with poor prognostic factors

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A profound effect was observed in patients with PD-L1 negative tumors treated with Cylembio plus pembrolizumab, HR: 0.54 (CI 0.35-0.85) (nominal p=0.006), with mPFS of 16.6 months vs. 3.0 months for the control arm

•	A trend towards improvement in overall survival (OS) was observed in patients treated with Cylembio plus pembrolizumab (OS not yet mature), HR=0.79 (CI 0.57-1.10)

•	Cylembio plus pembrolizumab was well tolerated, with no new safety signals observed

•	IO Biotech plans to meet with the FDA this fall to discuss the data and next steps for a potential regulatory submission

•	Company to host conference call today at 8:30 a.m. ET to discuss these results

New York, NY – August 11, 2025: IO Biotech (Nasdaq: IOBT) today announces topline results from the pivotal Phase 3 trial of its investigational, immune-modulatory, off-the-shelf therapeutic cancer vaccine, Cylembio® (imsapepimut and etimupepimut, adjuvanted). The trial evaluated Cylembio in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), vs. pembrolizumab alone as a first-line treatment in 407 patients with unresectable or metastatic (advanced) melanoma. In the study, Cylembio plus pembrolizumab demonstrated clinical improvement in progression free survival compared to pembrolizumab alone, but statistical significance was narrowly missed on the primary endpoint.

“In this study, we observed a highly encouraging improvement in progression free survival and consistent trend in overall survival in patients treated with Cylembio,” said Mai-Britt Zocca, PhD, president and chief executive officer of IO Biotech. “The magnitude and durability of clinical effect observed consistently across subgroups supports our confidence in Cylembio and its potential as a treatment for advanced melanoma patients. We look forward to engaging with the FDA to determine a potential path to approval based on these data.”

The randomized, open-label study enrolled 407 patients across more than 100 sites worldwide. Patients received either Cylembio in combination with pembrolizumab (n=203) or pembrolizumab alone (n=204). The primary endpoint was PFS as assessed by a blinded independent review committee per RECIST v1.1. The early and sustained separation of PFS curves demonstrated an improvement with a hazard ratio of 0.77 [95% CI: 0.58-1.00; p=0.056; threshold for significance p≤0.045]. Based on an intent-to-treat analysis, patients in the study treated with Cylembio in combination with pembrolizumab achieved 19.4 months of median progression free survival compared to 11.0 months in patients treated with pembrolizumab alone.

Although not yet mature, a trend toward an improvement in overall survival was also observed [HR 0.79 (95% CI: 0.57-1.10)]; the company expects OS to mature over the next six to nine months.

Improvement in PFS was achieved across virtually all subgroups, including those with poor prognostic factors, with a profound effect in patients with PD-L1 negative tumors treated with Cylembio plus pembrolizumab (n=67) compared to patients treated with pembrolizumab monotherapy (n=63), HR: 0.54 (CI 0.35-0.85) (nominal p=0.006), with mPFS of 16.6 months vs. 3.0 months, respectively. Additionally, in a post hoc analysis of patients enrolled in this study without prior anti-PD-1 treatment (n=371), patients treated with Cylembio plus pembrolizumab achieved improvement in PFS compared to patients treated with pembrolizumab monotherapy, HR: 0.74 (CI 0.56-0.98) (nominal p=0.037), with mPFS of 24.8 months vs. 11.0 months, respectively.

The combination was well tolerated, with no new safety signals observed. Injection site reactions, which were transient and resolved on treatment, were the most commonly reported adverse events in the combination arm, with 56% of patients receiving Cylembio plus pembrolizumab reporting an event.

“In this study, patients treated with Cylembio in combination with pembrolizumab have achieved the longest median PFS ever observed in a Phase 3 clinical study in advanced melanoma, and in the PD-L1 negative population, patients achieved a remarkable 16.6 months of median PFS, compared to 3.0 months in patients treated with pembrolizumab alone,” said Omid Hamid, MD, Director, Clinical Research and Immunotherapy at The Angeles Clinic and Research Institute, A Cedars Sinai Affiliate. “The significant benefit seen across patients with poor prognostic factors, including PD-L1 negative patients, cannot be overlooked. Given the notable safety profile and the strong clinical effect observed with Cylembio, as well as the unmet need in advanced melanoma patients, Cylembio, if approved, has the potential to become a new standard of care for patients with advanced melanoma.”

“These data show the potential of a therapeutic cancer vaccine in patients with metastatic melanoma,” said Jessica Hassel, MD, Professor at the Department of Dermatology and National Center for Tumor Diseases at the University Hospital Heidelberg, Germany, and lead enrolling investigator for the Phase 3 trial. “We were thrilled to play such an important part in this study and to have had the ability to offer our patients an investigational therapy that potentially offers improvements in PFS while not adding significant systemic toxicity.”

“Delaying progression and improving survival is the ultimate treatment goal for patients and although overall survival is not yet mature, the trend we are seeing in OS with separation of the curves is encouraging, with a consistent PFS clinical improvement and OS trend favoring the combination arm across virtually all subgroups, with no new safety signals or significant additional systemic toxicity,” said Qasim Ahmad, MD, chief medical officer of IO Biotech. “We are deeply grateful to the patients for their participation in this study, as well as to investigators and study coordinators whose dedication and collaboration brings us one step closer to delivering a new treatment option to patients in need.”

“Since reporting the positive outcome of our Phase 1/2 study (MM1636) in a similar patient population, we have been eagerly awaiting these results supporting the activity of Cylembio combined with an anti-PD-1 in patients with advanced melanoma,” said Inge Marie Svane, MD, PhD, Professor, Director of the National Center for Cancer Immune Therapy (CCIT) at the Copenhagen University Hospital, Herlev and Principal Investigator in the Phase 3 trial. “These data provide evidence that a therapeutic cancer vaccine can improve progression free survival in patients with metastatic disease.”

Based on these results, IO Biotech plans to meet with the United States (US) Food and Drug Administration (FDA) this fall to discuss the totality of data and determine next steps for submission of a Biologics License Application (BLA) for the treatment of advanced melanoma. Additionally, the company plans to present more detailed results from the IOB-013 study at an upcoming medical meeting.

Conference Call and Webcast Information

IO Biotech management will hold a conference call and webcast today at 8:30 a.m. ET to discuss these clinical data results. Participants can register for the live webcast here. The live webcast and replay will be available through IO Biotech’s website here.

About the IOB-013/KN-D18 Pivotal Phase 3 Clinical Trial

IOB-013/KN-D18 (ClinicalTrials.gov: NCT05155254) was an open label, randomized Phase 3 pivotal clinical trial evaluating Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. Enrollment in the trial was completed by December 2023 with a total of 407 patients enrolled from more than 100 centers across the United States, Europe, Australia, Turkey, Israel and South Africa. The primary endpoint of the study was progression free survival. Secondary endpoints include overall response rate, overall survival, durable objective response rate, complete response rate, duration of response, time to complete response, disease control rate, and incidence of adverse events and serious adverse events (safety and tolerability). Biomarkers in the blood and tumor tissue will also be assessed as exploratory endpoints. The company reported topline results from this trial in the third quarter of 2025. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab.

About Cylembio®

Cylembio® (imsapepimut and etimupepimut, adjuvanted) is an investigational, immune-modulatory, off-the-shelf therapeutic cancer vaccine candidate designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase 1 (IDO1) positive and/or programmed death-ligand 1 (PD-L1) positive cells. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating Cylembio in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating Cylembio in combination with pembrolizumab as first line treatment in patients with advanced solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating Cylembio in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors. Enrollment in the Phase 3 trial was completed rapidly by December 2023 with topline results from this trial reported in the third quarter of 2025. Enrollment in the two ongoing company-sponsored Phase 2 clinical trials is now complete.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck, which is supplying pembrolizumab. IO Biotech maintains global commercial rights to Cylembio.

Cylembio® is a registered trademark of IO Biotech ApS, a subsidiary of IO Biotech.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA (known as MSD outside of the US and Canada).

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target both tumor cells and the immune-suppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, Cylembio®, in clinical trials, and additional pipeline candidates through preclinical development. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including statements regarding the timing or outcome of communications with the FDA, submission of a BLA, the launch of Cylembio, and statements regarding other current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contacts:

Investors

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

Media

Julie Funesti

Edelman

917-498-1967

julie.funesti@edelman.com

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